Woodward Reports First Quarter Fiscal Year 2011 Results

FORT COLLINS, CO -- (Marketwire - January 24, 2011) - Woodward Governor Company (NASDAQ: WGOV) today reported financial results for its first quarter fiscal year 2011. (All per share amounts are presented on a fully diluted basis.)

Quarterly Highlights

--  Net sales for the first quarter of fiscal 2011 were $365.1 million, an increase of 8 percent from $339.3 million in the first quarter of last year.

--  Earnings per share(1) were $0.32 in the first fiscal quarter of 2011, which includes a charge of $0.03 per share related to a change in the estimate of future workman's compensation costs. Earnings per share were $0.32 in the first quarter of last year.

--  Total EBIT(2) for the quarter was $37.9 million compared to $39.6 million in the first quarter of the prior fiscal year. This year's first quarter reflects a $3.6 million charge related to the workman's compensation charge mentioned above.

--  Free cash flow(3) for the first fiscal quarter of fiscal 2011 was a negative $3.0 million as a result of increased working capital investments.

"Our first quarter reflected a continued recovery in our markets, consistent with our previously stated expectations for 2011," said Thomas A. Gendron, Chairman and Chief Executive Officer. "We continue to focus on our long-term strategies to gain share in our markets, achieve operational improvements and deliver improved financial results."

Net sales for the fiscal 2011 first quarter were $365.1 million, an increase of 8 percent from $339.3 million for the 2010 first quarter.

Net earnings(1) for the 2011 first quarter were $22.4 million, or $0.32 per share, compared with $22.4 million, or $0.32 per share, in the 2010 first quarter. Earnings per share in the current quarter included a charge of $0.03 per share related to a change in the estimate of future workman's compensation costs.

EBIT was $37.9 million for the first quarter of 2011 compared to $39.6 million for the first quarter of 2010. The current quarter EBIT was positively impacted by increased volumes, but more than offset primarily by a reduction in Airframe Systems' customer development funding and the workman's compensation charge mentioned above. Research and development costs incurred in the first quarter of 2011 increased by $5.4 million compared to the same quarter of the prior year. This reflects increased investment related to anticipated growth in most of our markets. Variable compensation expense increased $1 million from the first quarter of 2010, reflecting the improved results we anticipate for the full year.

Quarterly Segment Results

Turbine Systems

Turbine Systems' segment net sales for the first quarter of fiscal 2011, which include intersegment sales, were $153.7 million, an increase of 8 percent from $142.4 million for the first quarter a year ago. Segment earnings for the first quarter of 2011 increased to $36.5 million from $32.1 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 23.7 percent this quarter compared to 22.5 percent in the same quarter of the prior year.

The sales increase was attributable primarily to broad improvements in aerospace and industrial turbine demand as well as market share gains. Segment earnings benefitted primarily from the increased sales volumes and improved levels of aftermarket sales, partially offset by increased research and development costs.

Airframe Systems

Airframe Systems' segment net sales for the first quarter of fiscal 2011, which include intersegment sales, were $83.6 million, a decrease of 9 percent from $91.7 million in the first quarter a year ago. Airframe Systems had a segment loss of $5.0 million compared to earnings of $2.4 million, or 2.6 percent of net sales, in the first quarter of 2010.

While commercial OEM sales increased in the current quarter compared to the prior year, they were more than offset by reductions in military sales and customer development funding. Earnings were negatively impacted by the reduced sales, including the reduced development funding of $5.3 million, costs associated with new product launches, quarterly sales mix fluctuation, operating inefficiencies, and a $2.2 million charge related to a change in the estimate of future workman's compensation costs.

"While performance at Airframe Systems remains challenging, we expect its financial results to begin improving based on signs of strengthening in this segment's markets, more favorable sales mix and better operational execution," said Robert F. Weber, Jr., Chief Financial Officer and Treasurer.

Electrical Power Systems

Electrical Power Systems' segment net sales for the first quarter of fiscal 2011, which include intersegment sales, were $61.6 million, an increase of 8 percent from $56.8 million for the first quarter a year ago. Segment earnings for this quarter were $4.9 million compared to $7.3 million for the same quarter last year. Segment earnings as a percent of segment net sales were 8.0 percent this quarter compared to 12.9 percent in the same quarter for the prior year.

Sales volumes increased across most product lines, partially offset by a decline in sales related to power station projects and a $3 million negative impact of currency translation. Improved earnings on the volume increase were more than offset by costs associated with additional production capacity and research and development costs associated with supporting market share gains.

Engine Systems

Engine Systems' segment net sales for the first quarter of fiscal 2011, which include intersegment sales, were $92.1 million, an increase of 36 percent from $67.9 million for last year's first quarter. Segment earnings for this quarter increased to $8.1 million from $3.2 million for the same period a year ago. Segment earnings as a percent of segment net sales improved to 8.8 percent this quarter compared to 4.8 percent in the same quarter last year.

Engine Systems' sales increased substantially across all markets and product lines. Segment earnings improved largely due to the increased volumes, partially offset by increased investments in product development.

Nonsegment

Nonsegment expenses totaled $6.6 million for the first quarter of fiscal 2011, compared to $5.4 million for the same quarter last year. Nonsegment expenses were 1.8 percent of consolidated net sales for the first quarter of 2011 compared to 1.6 percent in the prior year quarter. The increase resulted primarily from increased eliminations of intersegment profits.

Cash Flow, Financial Position and Other Matters

Net cash generated from operating activities decreased to $7.2 million for the first quarter of 2011 compared with $61.3 million for the same quarter of the prior year. Free cash flow was a negative $3.0 million for the first quarter of 2011 compared to positive free cash flow of $52.3 million for the same quarter in 2010. Cash flow for the 2011 first quarter reflects increased investments in working capital in anticipation of higher levels of business activity in the balance of 2011. Capital expenditures for the first quarter of 2011 were $10.2 million compared with $9.0 million in same quarter of 2010.

The ratio of debt-to-debt-plus-equity was 34.5 percent at December 31, 2010 compared to 36.7 percent at September 30, 2010. Total debt was reduced by $34.7 million during the first quarter of 2011. Open market share repurchases totaled $6.8 million for the same period.

Outlook

"Our markets showed signs of recovery as anticipated and we continue to believe that our fiscal 2011 sales will be between $1.55 billion and $1.65 billion and our diluted earnings per share will be between $1.75 and $1.90," continued Mr. Gendron.

This outlook continues to reflect a projected increase from 2010 of approximately $26 million, or $0.25 per share, in variable compensation expense at targeted levels.

Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from cash flows provided by operating activities, in reviewing the financial performance of Woodward's various business segments and evaluating cash levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. As EBIT and EBITDA exclude certain financial information compared with net income, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, EBITDA and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

(1) Represents net earnings or earnings per share (as applicable) attributable to Woodward Governor Company (i.e., excluding any non-controlling interests).

(2) EBIT is defined as net earnings attributable to both Woodward Governor Company and any noncontrolling interest before interest and taxes.

(3) Free cash flow is defined as cash provided by operating activities less capital expenditures.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST on Monday, January 24, 2011 to provide an overview of the financial performance for the first quarter, business highlights, and outlook for the remainder of fiscal 2011. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-219-5631 (domestic) or 1-703-639-1122 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1505153. An audio replay will be available by telephone from 7:30 p.m. EST on January 24, 2011 until 11:59 p.m. EST on January 28, 2011. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1505153.

A webcast presentation will be available on the website by clicking the Investor Relations tab, then the Presentations/Conference Calls menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward

Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions used in global infrastructure equipment. We serve the aerospace and defense, power generation and distribution, and transportation markets. Our systems and components optimize the performance of commercial aircraft; military aircraft, ground vehicles and other equipment; gas and steam turbines; wind turbines; reciprocating engines; and electrical power systems. The company's innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colo., USA. Visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the recent instability of the credit markets and other adverse economic and industry conditions; any failure to fully comply with the U.S. Government's satisfaction, with any of the terms of the civil and criminal settlements related to the U.S. Department of Justice's prior investigation of the pre-June 2005 government contract pricing practices of MPC Products Corporation and the related administrative agreement with the U.S. Department of Defense; Woodward's ability to implement and realize the intended effects of its restructuring efforts; Woodward's ability to manage its expenses relative to sales; the ability of Woodward's suppliers to meet their obligations; Woodward's ability to integrate acquisitions and manage the costs related thereto; Woodward's debt obligations, debt service requirements, and any limitations regarding its ability to operate its business and pursue business strategies and incur additional debt in light of certain restrictive covenants in its outstanding debt documents; unforeseen events that significantly reduce commercial airline travel; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2010 and any subsequently filed Quarterly Report Form 10-Q.

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                      Three-Months Ending
                                                         December 31,
                                                    ----------------------
(Unaudited - in thousands except per share amounts)    2010        2009
                                                    ----------  ----------

Net sales                                           $  365,075  $  339,308
                                                    ----------  ----------
Costs and expenses:
  Cost of goods sold                                   261,177     239,552
  Selling, general, and administrative expenses         32,666      32,835
  Research and development costs                        23,738      18,314
  Amortization of intangible assets                      8,543       9,181
  Interest expense                                       6,501       8,251
  Interest income                                         (123)       (110)
  Other (income) expense, net                            1,098        (205)
                                                    ----------  ----------
Total costs and expenses                               333,600     307,818
                                                    ----------  ----------
Earnings before income taxes                            31,475      31,490
Income tax expense                                       9,076       9,044
                                                    ----------  ----------
Net earnings                                            22,399      22,446
Net earnings attributable to noncontrolling
 interests, net of tax                                       -         (90)
                                                    ----------  ----------
Net earnings attributable to Woodward               $   22,399  $   22,356
                                                    ==========  ==========

Earnings per share amounts:
Basic earnings per share attributable to Woodward   $     0.33  $     0.33
Diluted earnings per share attributable to Woodward $     0.32  $     0.32
                                                    ==========  ==========
Weighted average common shares outstanding:
Basic                                                   68,811      68,361
Diluted                                                 70,181      69,710
                                                    ==========  ==========
Cash dividends per share paid to Woodward common
 stockholders                                       $    0.060  $    0.060
                                                    ==========  ==========

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                December 31,  September 30,
(Unaudited - in thousands)                          2010          2010
                                                ------------- -------------

Assets
  Current assets:
    Cash and cash equivalents                   $      61,308 $     105,579
    Accounts receivable                               222,241       248,513
    Inventories                                       325,964       295,034
    Income taxes receivable                            13,633        18,170
    Deferred income tax assets                         32,741        33,689
    Other current assets                               23,966        18,157
                                                ------------- -------------
      Total current assets                            679,853       719,142
  Property, plant, and equipment-net                  191,800       193,524
  Goodwill                                            438,099       438,594
  Intangible assets - net                             283,504       292,149
  Deferred income tax assets                            6,328         8,623
  Other assets                                         10,349        11,201
                                                ------------- -------------
Total assets                                    $   1,609,933 $   1,663,233
                                                ============= =============

Liabilities and stockholders' equity
  Current liabilities:
    Short-term borrowings                       $           - $      22,099
    Current portion of long-term debt                  18,473        18,493
    Accounts payable                                   94,054       107,468
    Income taxes payable                                5,845         5,453
    Accrued liabilities                                86,340       109,052
                                                ------------- -------------
      Total current liabilities                       204,712       262,565
  Long-term debt, less current portion                412,656       425,250
  Deferred income tax liabilities                      88,052        88,249
  Other liabilities                                    86,482        83,975
                                                ------------- -------------
  Total liabilities                                   791,902       860,039
  Stockholders' equity                                818,031       803,194
                                                ------------- -------------
Total liabilities and stockholders' equity      $   1,609,933 $   1,663,233
                                                ============= =============

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Three-Months Ending
                                                         December 31,
                                                    ----------------------
(Unaudited - in thousands)                             2010        2009
                                                    ----------  ----------
Net cash provided by operating activities           $    7,177  $   61,269
                                                    ----------  ----------

Cash flows from investing activities:
Business acquisitions, net of cash acquired                  -     (25,000)
Payments for property, plant, and equipment            (10,213)     (8,980)
Proceeds from sale of other assets                           2          66
                                                    ----------  ----------
Net cash used in investing activities                  (10,211)    (33,914)
                                                    ----------  ----------

Cash flows from financing activities:
Cash dividends paid                                     (4,136)     (4,102)
Proceeds from sales of treasury stock                    1,095         809
Payments for repurchases of common stock                (6,837)          -
Excess tax benefits from stock compensation              2,230         288
Payments of long-term debt                             (12,589)    (47,589)
Borrowings on revolving lines of credit and
 short-term borrowings                                  26,693      30,610
Payments on revolving lines of credit and
 short-term borrowings                                 (46,275)    (30,610)
                                                    ----------  ----------
Net cash used in financing activities                  (39,819)    (50,594)
                                                    ----------  ----------
Effect of exchange rate changes on cash and cash
 equivalents                                            (1,418)     (1,004)
                                                    ----------  ----------
Net change in cash and cash equivalents                (44,271)    (24,243)
Cash and cash equivalents at beginning of period       105,579     100,863
                                                    ----------  ----------
Cash and cash equivalents at end of period          $   61,308  $   76,620
                                                    ==========  ==========

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                      Three-Months Ending
                                                         December 31,
                                                    ----------------------
(Unaudited - in thousands)                             2010        2009
                                                    ----------  ----------

Segment net sales *:
Turbine Systems                                     $  153,664  $  142,416
Airframe Systems                                        83,639      91,727
Electrical Power Systems                                61,627      56,803
Engine Systems                                          92,059      67,879
                                                    ----------  ----------
Total segment net sales                             $  390,989  $  358,825
                                                    ==========  ==========
Intersegment net sales:
Turbine Systems                                     $   (2,710) $   (2,330)
Airframe Systems                                          (912)       (678)
Electrical Power Systems                               (13,401)     (7,922)
Engine Systems                                          (8,891)     (8,587)
                                                    ----------  ----------
Total consolidated net sales                        $  365,075  $  339,308
                                                    ==========  ==========
Segment earnings**:
Turbine Systems                                     $   36,466  $   32,074
As a percent of segment sales                             23.7%       22.5%
Airframe Systems                                        (5,021)      2,409
As a percent of segment sales                             -6.0%        2.6%
Electrical Power Systems                                 4,910       7,323
As a percent of segment sales                              8.0%       12.9%
Engine Systems                                           8,062       3,235
As a percent of segment sales                              8.8%        4.8%
                                                    ----------  ----------
Total segment earnings                                  44,417      45,041
Nonsegment expenses                                     (6,564)     (5,410)
                                                    ----------  ----------
EBIT                                                    37,853      39,631
Interest expense and income, net                        (6,378)     (8,141)
                                                    ----------  ----------
  Consolidated earnings before income taxes         $   31,475  $   31,490
                                                    ==========  ==========

Capital expenditures                                $   10,213  $    8,980
Depreciation expense                                    10,354       9,755
                                                    ==========  ==========

*This schedule reconciles segment sales, which include intersegment sales, with consolidated external sales.
**This schedule reconciles segment earnings, which excludes certain costs, to consolidated earnings before taxes.

Woodward Governor Company and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA

                                                      Three-Months Ending
                                                         December 31,
                                                    ----------------------
(Unaudited - in thousands)                             2010        2009
                                                    ----------  ----------
Net earnings                                        $   22,399  $   22,446
Income tax expense                                       9,076       9,044
Interest expense                                         6,501       8,251
Interest income                                           (123)       (110)
                                                    ----------  ----------
EBIT                                                    37,853      39,631
Amortization of intangible assets                        8,543       9,181
Depreciation expense                                    10,354       9,755
                                                    ----------  ----------
EBITDA                                              $   56,750  $   58,567
                                                    ==========  ==========

EBIT (earnings before interest and taxes) and EBITDA (earnings before interest, taxes, depreciation, and amortization) are non-U.S. GAAP financial measures. Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Securities analysts, investors, and others frequently use EBIT and EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. As EBIT and EBITDA exclude certain financial information compared with net income, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Management's calculations of EBIT and EBITDA may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

Woodward Governor Company and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW

                                                      Three-Months Ending
                                                         December 31,
                                                    ----------------------
(Unaudited - in thousands)                             2010        2009
                                                    ----------  ----------

Net cash provided by operating activities           $    7,177  $   61,269
Capital expenditures                                   (10,213)     (8,980)
                                                    ----------  ----------
Free cash flow                                      $   (3,036) $   52,289
                                                    ==========  ==========

Free cash flow is a non-U.S. GAAP financial measure. Management uses free cash flow, which is derived from cash flows provided by operating activities, in reviewing the financial performance of Woodward's various business segments and evaluating cash levels. Securities analysts, investors, and others frequently use free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of this non-U.S. GAAP financial measure is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculation of free cash flow may differ from similarly titled measures used by other companies, limiting its usefulness as a comparative measure.

CONTACT:
Robert F. Weber, Jr.
Chief Financial Officer and Treasurer
970-498-3112